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                                                                    EXHIBIT 99.1

BALDWIN TECHNOLOGY COMPANY, INC.                                  (BALDWIN LOGO)

12 Commerce Drive        Tel:  203 402 1000
Shelton, CT 06484-0941   Fax:  203 402 5500
USA                      www.baldwintech.com

                                NEWS FROM BALDWIN

                                                         FOR  IMMEDIATE  RELEASE
                                                        Contact:  Helen P. Oster
                                                                    203-402-1004


             BALDWIN AND MAPLE RENEGOTIATE TERMS OF CREDIT AGREEMENT

SHELTON, CT, September 15, 2004 - Baldwin Technology Company, Inc. (AMEX:BLD) announced today that it has renegotiated the terms of the Credit Agreement with Maple Bank GmbH to increase the size of the facility from $20 million to $28 million, reduce the interest rate by approximately 350 basis points and extend the maturity date of the loan to October, 2008.

Vijay Tharani, Chief Financial Officer of the Company, commented: "I am pleased that, largely as a result of the Company's improved financial performance over these past 15 months, we were able to amend the terms and conditions of the credit facility between Baldwin and Maple. This amendment will allow the Company greater operational flexibility to aggressively pursue new business opportunities."

The Company noted that it will file a Form 8-K Report with the Securities and Exchange Commission, together with a copy of the Amended Credit Agreement, which will be available via the SEC's EDGAR system or through a link on the Investor Relations section of the Company's web site.

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 Baldwin Technology Company, Inc. is the leading international manufacturer of controls, accessories and material handling equipment for the printing industry.

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